Exhibit 10.3

Bob Haas Terms

This document summarizes the basic terms of Mr. Haas’ role as Chairman of the Board based on an expected retirement date of August 1, 2005. The terms included in this document will be presented to LS&CO.’s Board of Directors for approval in July, 2005.

Compensation:

Component	Amount
Chairman of the Board Annual Retainer Fee	$250,000 (annualized gross; prorated in 2005 based on Mr. Haas’ retirement date)

2005 Senior Executive Long-Term Incentive Plan (SELTIP) – [One-Time Transition from Active Employee to Retiree Status]

Revised 2005 Grant Target Value*: $100,000

*Revised 2005 target SELTIP grant was established based on a pro-ration of the following: 1/6th of Mr. Haas’ current 2005 grant with a target value of $62,500 and 5/6th of the 2005 grant provided to LS&Co’s. Board members with a target value of $37,500. Ongoing participation in the Company’s long-term incentives will be based on the grant guidelines for members of LS&Co.’s Board of Directors.

Other:

•	The Company will continue to provide Mr. Haas with an office at its headquarters, office equipment, subscriptions, technical and administrative support consistent with current arrangements.

•	Mr. Haas will also be eligible to participate in the following compensation and benefits programs:

•	The Company’s compensation and benefits plan provided to members of the Board of Directors, including meeting fees, D&O insurance and travel insurance.

•	The standard retiree benefits plan that applies to LS&Co.’s senior executives based on Mr. Haas’ years of service and compensation.

•	Continued participation in the Company’s executive perquisite program that includes a company paid automobile (including maintenance), transportation to and from Company meetings and events, and club memberships.

•	The Company will continue to reimburse all travel and entertainment expenses incurred by Mr. Haas that are related to fulfilling his duties as Chairman of the Board.

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